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                                                                     EXHIBIT 2.2

                               LETTER OF GUARANTEE


Guarantor:              China Mobile Communications Corporation.
Address:                No. 53A, Xibianmenneidajie, Xuanwuqu, Beijing.
Postal Code:            100053.
Legal Representative:   Zhang Ligui.
Correspondent Bank:     Bank of China, Beijing Branch.
Account No:             06484108101001.

Guarantee:              China Mobile (Hong Kong) Limited.
Address:                60/F, The Center, No. 99, Queen's Road Central, Central,
                        Hong Kong.
Legal Representative:   Wang Xiaochu.
Telephone No.:          00852-31218888.
Correspondent Bank:     Bank of China, Hong Kong Branch.
Account No:             01287511021122.


WHEREAS:

         1. In accordance with the "Administrative Regulations for Corporate Bonds", and approved by the State Planning and Development Commission (Approval No. Jijingdiao[2001]218), the bond issuer, Guangdong Mobile Communication Company Limited (the "Issuer"), issued RMB5 billion of "China Mobile Communication Corporate Bond, 2001" due in 2011 (the "Bonds");

         2.       The aforesaid bond issue is guaranteed by China Mobile (Hong
                  Kong) Limited, a company and subsisting legal entity established in accordance with relevant laws of Hong Kong Special Administrative Region of the People's Republic of China ("China, Hong Kong"), which has the legal right to provide guarantee for the Bonds issued in accordance with "Administrative Regulations for Corporate Bonds" and "Guarantee Law of the People's Republic of China" and other relevant laws and regulations, and issued a joint and irrevocable guarantee for the performance of the Bonds (the "Guarantee Letter from China Mobile (Hong Kong) Limited for Guangdong Mobile Communication Company Limited");

         3. China Mobile Communications Corporation is a legal entity under the laws of the People's Republic of China, which has the legal right to provide guarantee in accordance with "Guarantee Law of the People's Republic of China" and other relevant laws and regulations;


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         4.       Upon the issuance of this Letter of Guarantee, China Mobile
                  Communications Corporation has undergone fair disclosure of relevant information in accordance with laws of the People's Republic of China, and has the ability to fulfill the obligations of this Letter of Guarantee.


In accordance with obligations set in the "Guarantee Letter from China Mobile (Hong Kong) Limited for Guangdong Mobile Communication Company Limited", China Mobile Communications Corporation hereby undertakes an unconditional and irrevocable guarantee for the due performance of the Bonds:

         1.       Scope of Guarantee

         The scope of guarantee of China Mobile Communications Corporation is: obligations undertook by China Mobile (Hong Kong) Limited for the issuance and repayment of the Bonds in accordance with the "Guarantee Letter from China Mobile (Hong Kong) Limited for Guangdong Mobile Communication Company Limited".

         2.       Way of Guarantee

         China Mobile Communications Corporation undertakes a joint guarantee for the performance of the Bonds.

         3.       Undertaking of Obligations of Guarantee

         Within the period of guarantee set in article 4 hereunder, if the Issuer, Guangdong Mobile Communication Company Limited, is unable to pay the principal and any interest of the Bonds that are due and payable in accordance with the issue terms and conditions of the "Articles of Issuance of China Mobile Communication Corporate Bond, 2001" set for the issuance of the Bonds and approved by the State Planning and Development Commission; and China Mobile (Hong Kong) Limited is unable to perform its guaranteed obligations for the Bonds, China Mobile Communications Corporation shall undertake the obligations in accordance with relevant laws, regulations and articles of this Letter of Guarantee.

         After China Mobile Communications Corporation performed its obligations as set in this Letter of Guarantee, China Mobile (Hong Kong) Limited shall recourse the Issuer by all necessary means, China Mobile Communications Corporation has the right of priority for repayment over amount of money recourse by China Mobile (Hong Kong) Limited from the Issuer or other assets. China Mobile Communications Corporation has the right to recourse directly from China Mobile (Hong Kong) Limited and the Issuer whenever deems fit.


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         4.       Period of Guarantee

         The period of guarantee of China Mobile Communications Corporation is the same as the period of guarantee of China Mobile (Hong Kong) Limited as set in the "Guarantee Letter from China Mobile (Hong Kong) Limited for Guangdong Mobile Communication Company Limited", i.e., from the first interest payment date of the Bonds to one day before the expiry date of the Bonds in the next calendar year. Not asking China Mobile Communications Corporation to perform its obligations during this period by China Mobile (Hong Kong) Limited will deem as waiver of the obligations of China Mobile Communications Corporation.

         5.       Disclosure of Information

         China Mobile Communications Corporation shall disclose related information in accordance with legal requirements of the People's Republic of China.

         6.       Governing Law

         China Mobile Communications Corporation hereby confirms, this Letter of Guarantee shall be governed by, and construed in accordance with, the laws of the People's Republic of China.

         7.       Amendment of Issuing Terms of the Bonds

         Application for amendments of interest rate, period, payments for principal and interest of the Bonds from the Issuer must have prior written approval from China Mobile Communications Corporation. Upon approval of amendments by related state authorities, China Mobile Communications Corporation will continue to undertake the obligations of this Letter of Guarantee.

         8.       Commencement Date of this Letter of Guarantee

         Upon approval from related regulatory authorities, this Letter of Guarantee will be effective from the date of issuance of the Bonds. If the Bonds are not issued within six months after the execution of this Letter of Guarantee, this Letter of Guarantee will automatically be revoked. Unless expressly aforementioned in this article, this Letter of Guarantee shall not be amended or revoked during the period of guarantee specified in article 4 herein.

Guarantor:                 China Mobile Communications Corporation

Legal Representative
Or Authorized Representative:

April 19, 2001.


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